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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated August 2, 1996, except as to Note 16, which is as of September 10, 1996 and except as to the pooling of interests with Valley Industries, Inc. and with Squeri Foods, Inc. which is as of November 14, 1996, which appears on page F-2 of JP Foodservice, Inc.'s Annual Report on Form 10-K for the year ended June 28, 1997. We also consent to the references to us under the heading "Experts" in such Prospectus.



PRICE WATERHOUSE LLP


Linthicum, Maryland
December 9, 1997